WAFRA INVESTMENT ADVISORY GROUP, INC.

                    CODE OF ETHICS AND COMPLIANCE PROCEDURES

                                 MARCH 18, 2001






                                 345 Park Avenue
                                   41st Floor
                             New York, NY 10154-0101
                                 (212) 759-3700

                                  INTRODUCTION

Wafra Investment Advisory Group, Inc. (the "Company"), as a registered investment adviser, has been entrusted with responsibility for providing advice to clients who depend upon the Company to act in their interests and to maintain the highest ethical standards. These clients may have special investment restrictions and agreements with the Company that direct and in certain cases limit the types, amounts and nature of investments which we recommend for their accounts. In addition, important legal and regulatory requirements govern and control the Company's activities and particularly its activities as an investment advisor.

The Company has a strict policy of complying with all applicable laws, rules and regulations and with the highest ethical standards in its dealings with its clients and requires all of its employees to conduct themselves at all times in compliance with that policy.

This Code of Ethics and Compliance Procedures (the "Compliance Procedures")is intended to highlight certain of these policies. All employees are required to review it, to be familiar with it, and to refer to it and to the Company's senior management for guidance whenever they have any question that they or any employee or agent of the Company may be involved in an activity which could have even the appearance of violating an ethical or compliance policy or subjecting the Company to any adverse publicity or client criticism or concern in this regard.


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
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                                        WAFRA INVESTMENT ADVISORY GROUP, INC.

                                      CODE OF ETHICS AND COMPLIANCE PROCEDURES

                                                     MARCH 2001

                                                  TABLE OF CONTENTS


I.       DEFINITIONS............................................................................................I-1
         A.       Company.......................................................................................I-1
         B.       Offices.......................................................................................I-1
         C.       Supervisory and Other Personnel...............................................................I-1
         D.       Security......................................................................................I-1
         E.       Purchase or sale of a Security................................................................I-2
         F.       Beneficial Ownership..........................................................................I-2

II.      SUPERVISORY PERSONNEL.................................................................................II-1

III.     COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES...........................................III-1

IV.      CONFIDENTIALITY OF TRANSACTIONS.......................................................................IV-1

V.       ETHICAL STANDARDS......................................................................................V-1

VI.      INVESTMENT ADVISORY AGREEMENT; DELIVERY OR PROFFER OF
         PART II OF FORM ADV; OTHER DISCLOSURE DOCUMENTS ......................................................VI-1
         A.       New Accounts.................................................................................VI-1
         B.       Delivery or Proffer of Form ADV..............................................................VI-1
         C.       Other Disclosure Documents...................................................................VI-1

VII.     ACTIVITIES AND TRANSACTIONS OF ASSOCIATED PERSONS AND OTHERS.........................................VII-1

VIII. REPORTING PROCEDURES...................................................................................VIII-1

IX.  POLICY STATEMENT ON INSIDER TRADING.......................................................................IX-1
         A.       Who is an Insider?...........................................................................IX-1
         B.       What is Material Information?................................................................IX-2
         C.       What is Nonpublic Information?...............................................................IX-2
         D.       Penalties for Insider Trading................................................................IX-2

X.   PROCEDURES TO IMPLEMENT THE COMPANY'S POLICY ON INSIDER TRADING ...........................................X-1
         A.       Identifying Inside Information................................................................X-1
         B.       Personal Securities Trading...................................................................X-2
         C.       Restricting Access to Material Nonpublic Information..........................................X-2
         D.       Resolving Issues Concerning Insider Trading...................................................X-2
         E.       Access Persons................................................................................X-2
         F.       Restricted List Securities....................................................................X-2

XI.      SUPERVISORY PROCEDURES WITH RESPECT TO INSIDER TRADING................................................XI-1
         A.       Prevention of Insider Trading................................................................XI-1
         B.       Specific Procedures When an Affiliated Company Performs Investment Banking Services .........XI-1
         C.       Detection of Insider Trading.................................................................XI-2
         D.       Special Reports to Management................................................................XI-3
         E.       Reports by Management........................................................................XI-3

XII.     RESEARCH REPORTS; TRADING AHEAD......................................................................XII-1
         A.       Content of Research Reports.................................................................XII-1
         B.       Trading Ahead...............................................................................XII-2

XIII.SOFT DOLLAR ARRANGEMENTS................................................................................XIII-1

XIV. SUPERVISION OF INVESTMENT ADVISORY ACTIVITIES............................................................XIV-1

XV.      BLUE SKY REQUIREMENTS.................................................................................XV-1
         A.       Registration of the Company..................................................................XV-1
         B.       Registration of Investment Adviser Representatives...........................................XV-1

XVI. RECORDKEEPING............................................................................................XVI-1

XVII.REPORTING REQUIREMENTS..................................................................................XVII-1

Exhibit A.        Compliance Responsibility Chart
Exhibit B.        Acknowledgement
Exhibit C.        Trading Authorization Form

I........DEFINITIONS

For the purposes of this Code of Ethics and Compliance Manual the following terms shall have the meaning set forth below:

         A.       Company.  Wafra Investment Advisory Group, Inc. is referred
                  -------   to as the "Company."


         B.       Offices.  The "Main Office" of the Company is located at 345
                  ------    Park Avenue, 41st Floor, New York, NY 10154-0101.


         C.       Supervisory and Other Personnel.
                  -------------------------------

                  Associated Person. All officers and employees of the Company, ----------------- inclusive of the Chief Financial Officer, Chief Compliance Officer, Senior Managers and Responsible Persons.

                  Chief Compliance Officer. Vincent Campagna is the ------------------------ "Chief Compliance Officer."


                  Chief Financial Officer. Anthony G. Barbuto is the "Chief ----------------------- Financial Officer." The Chief
                  Financial Officer will be delegated the responsibilities and duties of the Chief Compliance Officer contained herein, in the absence or availability of the Chief Compliance Officer.

                  Responsible Person. Any officer or employee of the Company who determines which recommendations shall be made to clients, or whose principal function or duties are related to the determination of recommendations to be made, is a Responsible Person.

                  Senior Managers. Those Senior Managers detailed on the Compliance Responsibility Chart which is Exhibit A hereto, are responsible for those Responsible Persons and Associated Persons reporting to them and of their compliance and adherence to this Code of Ethics and Compliance Manual. Those Senior Managers acknowledge their responsibility and identity as such, as detailed on Exhibit A, by submittal of Exhibit B, the Acknowledgement.

                  Trading Manager. The Trading Manager will be designated from time to time as that person or persons authorized to approve personal securities trandsactiosn of employees.

         D. Security. Security means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee or, or warrant or right to subscribe to or purchase, any of the foregoing; provided, however, that "security" shall not mean securities issued or guaranteed by the Government of the United States, its agencies or instrumentalities, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

         E.       Purchase  or sale of a  Security  includes  the  writing of an
                  option     to     purchase     or     sell     a     security.
                  ------------------------------

         F. Beneficial Ownership of a Security by a person includes ownership of such security by: --------------------

                  1. a spouse, minor children or relative who share the same home with such person;

                  2.       an estate for such person's benefit;

                  3.       a trust, of which

                            a. such person is a trustee or such person or members of such person's immediate family have a vested interest in the income or corpus of the trust, or

                            b.       such  person   owns  a  vested   beneficial
                                     interest, or

                            c. such person is the settlor and has the power to revoke the trust without the consent of all the beneficiaries;

                  4.       a partnership in which such person is a partner;

                  5. a corporation of which such person is an officer, director or 10% stockholder;

                  6. any other person if, by reason of contract, understanding, relationship, agreement or other arrangement, such person obtains therefrom benefits substantially equivalent to those of ownership; and

                  7. such person's spouse or minor children or any other person, if, even though such person does not obtain therefrom the above-mentioned benefits of ownership, such person can vest or revest title in himself at once or at some future time.

                  A person is the beneficial owner of a Security if he has the right to acquire beneficial ownership of such Security at any time within 60 days.

II.......SUPERVISORY PERSONNEL

         A. Management of the Company has reviewed the qualifications, experience and training of the supervisory personnel identified in Section I hereof and has determined that they are qualified to carry out their assigned responsibilities.

         B. Each Associated Person has received a copy of the Compliance Responsibility Chart which is Exhibit A to these Procedures and which includes the name of each supervisory person and identifies the supervisory person who is responsible for supervising the activities of each Associated Person. This Compliance Responsibility Chart will be kept up-to-date by the Chief Compliance Officer, and re-distributed to each affected employee whenever it is changed.

                                      III-1

III......COMPLIANCE WITH GOVERNING LAWS, REGULATIONS AND PROCEDURES

         A. All Associated Persons are required to know and shall comply strictly with all applicable federal laws and all rules and regulations of any governmental agency or self-regulatory organization governing their activities.

         B. Each Associated Person will be given a copy of the Compliance Procedures at the time of employment. Each Associated Person must submit a statement (Exhibit B) at least annually that he has reviewed the Compliance Procedures.

         C. All Associated Persons must comply strictly with procedures established by the Company to ensure compliance with applicable federal laws and regulations of governmental agencies and self-regulatory organizations. Personnel of the Company must not knowingly participate in, assist, or condone any acts in violation of any statute or regulation governing securities matters, nor any act which would violate any provision of the Compliance Procedures.

         D. Each Senior Manager shall exercise reasonable supervision over those Associated Persons subject to his supervision, with a view to preventing any violation by such persons of applicable statutes or regulations, Company procedures or the provisions of the Compliance Procedures.

         E. Any person encountering evidence that acts in violation of applicable statutes or regulations or provisions of the Compliance Procedures may have occurred shall report such evidence to the Chief Compliance Officer or Chief Financial Officer.

IV.......CONFIDENTIALITY OF TRANSACTIONS

         A. An Associated Person must not disclose what Securities have been recommended or are proposed to be recommended for purchase of sale by a client, other than to personnel of the Company who have a clear need to know such information in connection with their duties on behalf of the Company.

         B. Information relating to any client's portfolio and investment policies and intentions and related information is considered confidential until publicly available. Whenever statistical information or research is supplied to or requested by a client, such information must not be disclosed to any person other than persons designated by the client, except as may be required by law. The fact that a client is considering a particular purchase or sale of a Security must not be disclosed except to such duly authorized persons.

         C. Any Associated Person authorized to place orders for the purchase or sale of Securities on behalf of a client shall take all steps reasonably necessary to provide that all brokerage orders for the purchase and sale of Securities for the account of the client will be so executed as to ensure that the nature of the transactions shall be kept confidential until the information is reported by the client and, in the case of pooled accounts ("Funds"), to the Funds' shareholders in the normal course of business.

         D. If any Associated Person obtains information about a client's portfolio (including the consideration by the client of acquiring a Security), whether in the course of such person's duties or otherwise, such person must respect the confidential nature of this information and shall not divulge it to anyone unless it is properly part of such person's services to the client to do so or such person is specifically authorized to do so by the client.

V........ETHICAL STANDARDS

         A. Every Associated Person having discretionary authority to make any investment recommendation or take any investment action for a client, must exercise diligence and thoroughness, and shall have a reasonable and adequate basis for any such recommendations or action.

         B. All Associated Persons of the Company must conduct themselves in a manner consistent with the highest ethical standards. They should avoid any action, whether for personal profit or otherwise, that results in an actual or potential conflict of interest, or the appearance of a conflict of interest, with any client or which may be otherwise detrimental to the interests of any client.

         C. An Associated Person having discretion as to the selection of broker-dealers to execute Securities transactions for a client shall select broker-dealers solely on the basis of the services provided directly or indirectly by such broker-dealers to the client, including ability of the broker-dealer to effect best execution. Any "soft-dollar" arrangements are subject to the provisions of Section XIII of these Compliance Procedures.

         D. Conflicts of interest generally result from a situation in which an individual has personal interests in a matter that are or may be competitive with responsibilities to another person (such as a client) or where an individual has or may have competing obligations or responsibilities to two or more persons. These conflicts may result from the simultaneous purchase or sale of Securities for the account of a client and for the account of an Associated Person. In these cases, all potential or actual conflicts must be disclosed and the first preference and priority must be to avoid such conflicts of interest wherever possible and, where they unavoidably occur, to resolve them in a manner not disadvantageous to the client.

VI. .....INVESTMENT ADVISORY AGREEMENT; DELIVERY OR PROFFER OF
    .....PART II OF FORM ADV; OTHER DISCLOSURE DOCUMENTS

         A. New Accounts. Investment advisory agreements must be completed for each new client. Completed forms shall be ------------ submitted to the Chief Compliance Officer or Chief Financial Officer for approval, who will than initial and forward for execution to the Chief Financial Officer or Chief Executive Officer.

         B.       Delivery or Proffer of Form ADV.
                  -------------------------------

                  1. Associated Persons are required to request that the Chief Compliance Officer deliver, and the Chief Compliance Officer is responsible for the delivery of, Part II of the Company's current Form ADV to each prospective client at least 48 hours before the Company enters into an investment advisory agreement with such client, or at the time of entering into such contract if the client has the right to terminate the contract without penalty within five business days.

                  2. At least annually, the Chief Compliance Officer is responsible for delivering, or offer in writing to deliver upon written request, the current Part II of Form ADV to each advisory client.

                  3. The Chief Compliance Officer will retain a copy of each document delivered to prospective clients and clients as specified in paragraphs (1) and (2), including a record of the date of delivery of each of such documents and an acknowledgement by a new client of his receipt of Part II of Form ADV.

         C. Other Disclosure Documents. The Company may prepare and use supplemental disclosure documents for prospective or -------------------------- current clients. All such documents must be approved in advance by the Chief Compliance Officer or Chief Financial Officer.

                                      VII-2

VII.     ACTIVITIES AND TRANSACTIONS OF ASSOCIATED PERSONS AND OTHERS
         ------------------------------------------------------------

         A. No Associated Person shall recommend to, or cause or attempt to cause, any client to acquire, dispose of, or hold any Security of which such Associated Person has direct or indirect beneficial ownership unless the Associated Person shall first disclose in writing to the Chief Compliance Officer or Chief Financial Officer all facts reasonably necessary to identify the nature of the ownership of such Associated Person in such Security.

         B. Normally an Associated Person of the Company is not permitted to purchase or sell for his own account, or for an account in which he has a Beneficial Ownership Interest, any Security which he knows will be recommended for purchase or sale by a client on the same day. However, if a transaction occurs on the same day, in the same Security, for the account of a Associated Person and the account of a client, it will promptly be reported to the Chief Compliance Officer or Chief Financial Officer. If the same Security is purchased during the same day both for the account of an Associated Person and for a client, or is sold during the same day for the account of an Associated Person and for a client, and the transaction for the Associated Person occurs before the transaction for the client, and the transaction for the Associated Person is at a more advantageous price that the transaction for the client, an adjustment will be made so that the client will get the benefit of the more advantageous price with respect to the amount of Securities purchased or sold, as the case may be, for the account of the Associated Person. All provisions of the preceding sentence applicable to an Associated Person shall also apply to any account in which any of them has a Beneficial Ownership interest. Such price adjustment provisions shall not apply to transactions which would otherwise be covered by the provisions of this paragraph (B), but which are:

         1. purchases or sales effected in any account over which the Associated Person has no direct or indirect influence or control;

         2. purchases or sales which are non-volitional on the part of either the Associated Person or the client; or

         3.       purchases   which  are  a  part  of  an   automatic   dividend
                  reinvestment plan.

         C. It is not improper for a Associated Person, or any account in which any of them has a Beneficial Ownership interest, to engage in a purchase or sale of a Security that such Associated Person knows or has reason to know is held or to be acquired by a client, if such transaction is:

                  1. only remotely potentially harmful to the client because it would be unlikely to affect trading in or the market value of the Security; or

                  2. non-volitional on the part of the person effecting the transaction; or

                  3. clearly not related economically to the Securities to be acquired, disposed of or held by the client; or

                  4. in light of all relevant facts and circumstances, otherwise not disadvantageous to the client.

         D. No Associated Person shall knowingly purchase or sell any Security for his own account (or an account in which he has a Beneficial Ownership interest) which said person has recommended or intends to recommend for purchase or sale by a client until all intended trades in said Security by the client have been completed, without the approval of the client.

                                     VIII-2

VIII. REPORTING PROCEDURES
      --------------------

         A. Except as provided in Section VII(C) or VII(D) of these Compliance Procedures, every Associated Person must report to the Chief Compliance Officer or Chief Financial Officer the information described in Section VII(B) of these Compliance Procedures about any Securities transaction in which such Associated Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership on the same day as a transaction is effected by or through the Company for the account of the client. This report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Security.

         B. Reports required to be made pursuant to Section VII(A) hereof shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Reports shall contain the following information:

                  1. the date of transaction, the title and the number of shares, and the principal amount of each Security involved;

                  2. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  3.       the price at which the transaction was effected; and

                  4. the name of the broker, dealer or bank with or through whom the transaction was effected.

         C. Notwithstanding the provisions of Sections V(A) and (B) hereof, no person is required to make a report about a transaction effected for an account over which such person does not have any direct or indirect influence or control.

         D. All Associated Persons must supply the Chief Compliance Officer with a list, to be updated on a regular basis, identifying:

                  1. all of their accounts at any brokerage firm, bank or other similar concern, and

                  2. their direct or indirect Beneficial Ownership of 0.5% or more of the stock of any corporation.

         E. The Chief Compliance Officer is to be subject to all of the foregoing requirements, and shall submit his reports to the Chief Financial Officer.

IX. POLICY STATEMENT ON INSIDER TRADING
    -----------------------------------

The Company forbids any Associated Person from trading, either personally or on behalf of others, (such as client accounts managed by the Company), on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Company's policy applies to every Associated Person and extends to activities within and outside their duties at the Company. Every Associated Person must read and retain this policy statement. Any questions regarding the Company's policy and procedures should be referred to the Chief Compliance Officer or Chief Financial Officer.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in Securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

         o trading by an insider, while in possession of material nonpublic information, or

         o trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

         o        communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, you have any questions you should consult the Chief Compliance Officer or Chief Financial Officer.

A........Who is an Insider?

         The concept of "insider" is broad. It includes Associated Persons of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Company may become a temporary insider of a company it advises or for which it performs other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

B........What is Material Information?

         Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's Securities. Information that Associated Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

         Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

C.       What is Nonpublic Information?

         Information is nonpublic until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

D.       Penalties for Insider Trading.
         -----------------------------

         Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

         o        civil injunctions

         o        treble damages

         o        disgorgement of profits

         o        jail sentences

         o fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and

         o fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

X. PROCEDURES TO IMPLEMENT THE COMPANY'S POLICY ON INSIDER TRADING
   ---------------------------------------------------------------

The following procedures have been established to aid Associated Persons of the Company in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every Associated Person of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures you should consult the Chief Compliance Officer or Chief Financial Officer.

         A.       Identifying Inside Information. Before trading for yourself or
                  others,       including      investment      companies      or
                  ------------------------------ private accounts managed by the
                  Company, in the Securities of a company about which you may have potential inside information, ask yourself the following questions:

                  1. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?

                  2. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps:

                  1. Report the matter immediately to the Chief Compliance Officer or Chief Financial Officer.

                  2. Do not purchase or sell the Securities on behalf of yourself or others, including investment companies or private accounts managed by the Company.

                  3. Do not communicate the information inside or outside the Company, other than to the Chief Compliance Officer or Chief Financial Officer.

                  4. After the Chief Compliance Officer or Chief Financial Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

         B. Personal Securities Trading. All Associated Persons of the Company shall submit for approval to the Trading --------------------------- Manager, Chief Compliance Officer or Chief Financial Officer a completed Trading Authorization Form (Exhibit C to these Compliance Procedures) of every Securities transaction in which they, their families (including the spouse, minor children and adults living in the same household as the Associated Person), and trusts of which they are trustees or in which they have a beneficial interest, intend to participate prior to such transaction. The Trading Authorization Form is valid for only one business day. In addition, a quarterly report of Securities transactions of each Associated Person will be required. This requirement may be satisfied by sending duplicate statements of Securities accounts to the Chief Compliance Officer.

         C. Restricting Access to Material Nonpublic Information. Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Company, except as provided in paragraph XII(A) above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

         D. Resolving Issues Concerning Insider Trading. If, after consideration of the items set forth in section IX and X, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Chief Compliance Officer or Chief Financial Officer before trading or communicating the information to anyone.

         E. Access Persons. If you are designated as an Access Person (see "Supervisory Procedures With Respect to Insider -------------- Trading"), you may not effect any transactions in Securities affected by non-public information in the possession of the Company or Wafra InterVest Corporation (collectively, "Affiliates"), whether or not you personally have any such information.

         F. Restricted List Securities. You may not effect any transactions in any Restricted List Security (see paragraph B of -------------------------- section entitled "Supervisory Procedures With Respect to Insider Trading" of these Compliance Procedures) whether or not you personally possess any material non-public information about such Securities.

XI.......SUPERVISORY PROCEDURES WITH RESPECT TO INSIDER TRADING

The role of the Chief Compliance Officer and Chief Financial Officer is critical to the implementation and maintenance of the Company's policy and procedures against insider trading. Supervisory procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

         A.       Prevention of Insider Trading. To prevent insider trading, the
                  Chief        Compliance        Officer        and        Chief
                  Financial Officer should:

                  1. answer questions regarding the Company's policy and procedures, including conducting periodic continuing education programs with respect to insider trading,

                  2. resolve issues of whether information received by an officer, director or employee of the Company is material and nonpublic,

                  3. review, on a regular basis, and update, as necessary, the Company's policy and procedures, and

                  4. when it has been determined that an Associated Person of the Company has material nonpublic information,

                  o implement measures to prevent dissemination of such information, and

                  o        if  necessary,   restrict  officers,   directors  and
                           employees from trading the Securities.

         B. Specific Procedures When an Affiliated Company Performs Investment Banking Services. The Company's affiliates may perform investment banking services such as underwritings, private placements, mergers, acquisitions, reorganizations and similar transactions. In the course of performing these services, personnel of the Company and/or its affiliates (some of whom may also be employees of the Company) may have access to material non-public information about such investment banking clients or entities which are parties to proposed transactions with such clients. To avoid the misuse of such information, the Chief Compliance Officer will take the following actions to implement a "Chinese Wall" around personnel in connection with each transaction for an investment banking client of the affiliates.

                  1. Security of Information. To the extent practicable, all files relating to investment banking activities will be kept separate from the other files of the Company. Any confidential files will be locked and will be accessible only to personnel ("Access Persons") of the Company who management has determined have a need for such information in connection with their duties. In addition, all telephone conversations, meetings and other oral communications regarding such proposed transactions will be conducted so as to prevent material non-public information coming to the attention of persons other than Access Persons.

                  2. No Access Person will be permitted to purchase or sell any Security if the Company's Affiliates are in possession of material non-public information about the Security as a result of investment banking activities.

                  3. The Chief Compliance Officer will give particular scrutiny to all transactions of non-Access Persons in Securities which may be affected by material non-public information in the Company's possession.

                  4. The Chief Compliance Officer will make a written record of all actions taken to establish and implement the foregoing "Chinese Wall" procedures.

                  5. Whenever the Chief Compliance Officer determines that it is not feasible to maintain the distinction between Access Persons and non-Access Persons with respect to the investment banking activity of the Company, he shall identify all Securities which may be affected by the material non-public information in the Company's possession. Such Securities shall be designated as Restricted List Securities. The Restricted List shall be disseminated to all Associated Persons of the Company. The Trading Manager and Chief Compliance Officer shall ensure that no transactions are effected in Restricted List Securities.

         C.       Detection of Insider Trading.
                  ----------------------------
                To detect insider trading, the Chief Compliance Officer should:

                  1. review the trading activity reports filed by each Associated Person,

                  2. review the trading activity of accounts managed by the Company,

                  3. review trading activity of the Company's own account, and

                  4. coordinate the review of such reports with other Associated Persons of the Company.

         D. Special Reports to Management. If an Associated Person learns of a potential violation of the Company's Policy and Procedures to Detect and Prevent Insider Trading, he must promptly prepare a written report to the Chief Compliance Officer and Chief Financial Officer providing full details.

         E. Reports by Management. The Chief Compliance Officer will prepare a written report of the full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading at the time the investigation is initiated, and will update the report to document the results of such investigation. These reports will be kept on file in the Main Office.

                                      XII-2

XII......RESEARCH REPORTS; TRADING AHEAD

         A. Content of Research Reports. If Associated Persons of the Company prepare and disseminate research for delivery to its clients, all such research reports must be reviewed by the Chief Compliance Officer or Chief Financial Officer prior to dissemination to insure that they comply with the following standards:

                  1. Reports must provide a sound basis for evaluating the facts in regard to a particular Security or type of Security, or industry. No material fact or qualification may be omitted if the omission, in the light of the context of the material presented, would cause the research to be misleading.

                  2. Exaggerated, unwarranted or misleading statements or claims are prohibited. Adequate recognition must be given to the inherent risk of fluctuating prices and the uncertainty of dividends, rates of return and yield.

                  3. The name of the Company must appear on every research report, and the date on which it was first published or distributed. If information in a research report is not current, this must be stated.

                  4. Any interest of the Company or its principals in a Security being recommended must be disclosed in a research report.

                  5.       The Company  must  provide,  or offer to provide upon
                           request,   available   information   supporting   any
                           recommendation in a research report.

                  6. If a research report relates to an equity Security, the report must state the current price of the security.

                  7. If a research report refers to past recommendations by the Company, it must identify all recommendations as to the same type, kind, grade or classification of Securities made by the Company within the last year. Longer periods of years may be covered if they are consecutive and include the most recent year. Such material must name each Security recommended and give the date and nature of each recommendation (e.g., whether to buy or sell), the price at the time of the recommendation, the price at which or the price range within which the recommendation was to be acted upon, and indicate the general market conditions during the period covered.

                  8. The Company may publish material which does not make any specific recommendation but which offers to furnish a list of all recommendations made by the Company within the past year or over longer periods of consecutive years, including the most recent year, if this list contains all the information specified in paragraph 7, above.

                  9. Research reports must not contain promises of specific results, exaggerated or unwarranted claims or unwarranted superlatives, opinions for which there is no reasonable basis, or forecasts of future events which are unwarranted, or which are not clearly labeled as forecasts.

                  10. Testimonials concerning the quality of the Company's advice are not permitted.

                  11. No claim or implication may be made for research or other services beyond those which the Company actually possesses or has reasonable capacity to provide.

                  12. Hedge clauses and other cautionary statements or caveats may be used only if they are not misleading or inconsistent with the content of the research report.

         B. Trading Ahead. Trading by the Company or Associated Persons based on knowledge of information or other contents of a research report before it is disseminated to customers is a violation of Company policy. Information contained in research reports is subject to the restrictions and procedures in the Sections of these Compliance Procedures relating to Inside Information. In addition, Associated Persons are prohibited from trading in Securities that are the subject of the Company's actual or proposed research reports, for their own accounts or for accounts in which they have an interest, until such trading is specifically approved by the Trading Manager, Chief Compliance Officer or Chief Financial Officer. The Chief Compliance Officer will review all personal Securities transaction reports of Associated Persons to detect any infractions of this requirement.

                                     XIII-2

XIII.SOFT DOLLAR ARRANGEMENTS

Normally the Company places orders with its affiliated broker-dealer. The Company may also place orders with one or more unaffiliated broker-dealers when this is deemed necessary to achieve best execution or otherwise to be in the best interests of the client. Broker-dealers may be selected based on ability to provide other services, including access to Securities underwritten by such firm, trading skills, custodial services, the level of insurance coverage, and research services. The Company may pay unaffiliated broker-dealers commissions or other execution charges in excess of the lowest rates available if the Company deems such commissions or other charges to be reasonable in light of the value of the brokerage and research services received from such broker-dealer.

Section 28(e) of the Securities Exchange Act of 1934 provides a "safe harbor" for investment advisers who use clients' commission dollars to purchase brokerage and research services. To rely on this safe harbor provision, the following requirements must be met:

         1. The Company must receive "brokerage and/or research services" for the benefit of its clients. Brokerage and research services are services necessary or appropriate to making investment decisions for clients. This may include valuation and pricing services as well as investment ideas. However, services such as bookkeeping for the Company, payment for rent or equipment to be used for administration of the Company, and correction of trading errors, are not included. No soft dollar arrangements may be made without the prior, written approval of the Chief Compliance Officer or Chief Financial Officer.

         2. The services must be "furnished" by the executing broker. This does not require the executing broker to generate or produce the service. It can be "third party research" furnished by the executing broker. However, the executing broker cannot simply pay a bill incurred by the Company for such services. The executing broker must be contractually obligated to the service producer for the cost of the service.

         3.       The  Company  must  have  discretionary   authority  over  the
                  client's account.

         4. The commissions paid must be "reasonable" in light of the services furnished.

         5. For purposes of the Section 28(e) safe harbor, only brokerage commissions may be used. Mark-ups or mark-downs on net (dealer) transactions are not covered by the safe harbor.

In addition, subject to specific client approval, commissions and other execution charges can be paid to a broker-dealer who furnishes, or pays for, non-brokerage services desired and needed by the client. This may include custody, accounting, legal services, etc.

ALL SOFT DOLLAR ARRANGEMENTS MUST BE APPROVED IN ADVANCE BY THE CHIEF COMPLIANCE OFFICER OR CHIEF FINANCIAL OFFICER.

                                      XIV-1

XIV. SUPERVISION OF INVESTMENT ADVISORY ACTIVITIES
     ---------------------------------------------

The Senior Managers will be responsible for supervision of all investment advisory services of the Company. In connection with this supervision each Senior Manager will:

         A.       examine  at  least   once  a  month  to  detect  and   prevent
                  irregularities and abuses all advisory accounts which he and Associated Persons assigned to him manage;

         B. promptly review and approve in writing all transactions for advisory accounts which he and Associated Persons assigned to him manage, by initialing of order tickets or daily transaction reports or otherwise;

The Chief Compliance Officer and Chief Financial Officer are responsible for the following:

         A. review and approval in writing the opening of any new investment advisory account;

         B. review of all correspondence pertaining to the solicitation or execution of all advisory transactions and signify such review in writing, by initialing a copy thereof or otherwise; and

         C. the prompt review of any advisory client complaints and indicate his approval of the handling thereof in writing, by initialing a copy of any correspondence or internal memorandum, or otherwise.

XV.......BLUE SKY REQUIREMENTS.
         ---------------------

State securities requirements must be evaluated under all of the following circumstances:

         A. Registration of the Company. As an investment adviser registered with the SEC, the Company is not required to register in any state. However, if the Company has six or more clients in any state (excluding certain "institutional" clients), the Company may be required to file a notice and other documents with the state and to pay filing fees. The Chief Compliance Officer is responsible for ascertaining whether the Company is subject to any blue sky filing requirements and for verification that the Company's registration with the SEC and notice filings with any state are current.

         B. Registration of Investment Adviser Representatives. Although the Company is exempt from state registration requirements, its personnel may be subject to state registration requirements (including examinations). The Chief Compliance Officer is responsible for verification that all applicable registration requirements for "investment advisory representatives" have been complied with. The Chief Compliance Officer will review all such determinations with the Company's legal counsel.

                                      XVI-6

XVI. RECORDKEEPING
     -------------

A.       Preparation, Maintenance, and Retention of the Company's Books
         and Records.
         ---------------------------------------------------------------------

         The persons designated below shall be responsible for supervising the preparation, maintenance, and preservation of the following books and records. The Chief Compliance Officer and the Chief Financial Officer may designate one or more assistants to perform these duties under their direct personal supervision.

         All record retention duration requirements in this schedule begin at the end of the fiscal year in which the record was created or received by the Company.

-----------------------------------------------------------------------------------------------------------------------------------

                                                       Retention
                                                        Person         On     Accessible
Type of Record                        Responsible  Site       Place    Total
-----------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

Journals, including cash receipts and disbursements     Chief Financial      2 years    3 years    5 years
records of original entry forming the basis of          Officer
entries in any ledger
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

Ledgers reflecting all asset, liability, reserve,      Chief Financial      2 years    3 years    5 years
income, expense and capital accounts                   Officer
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

All checkbooks, bank statements, canceled checks, cash  Chief Financial
reconciliations, bills receivable or payable,           Officer
original communications,received and sent
(including internal memos),
trial balances financial statements and
internal audit working papers

------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

Memorandum of each brokerage order and any other        Chief Compliance
instructions given or received for the purchase or      Officer
sale of a Security, whether executed or unexecuted
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

The following books and records for each client         Chief Compliance     2 years    3 years    5 years
account for which the Company has custody or            Officer
possession of Securities or funds: (1) a journal or
other record showing all purchases, sales, receipts
and deliveries of Securities (including certificate
numbers) and all other debits and credits to such
accounts; (2) a ledger account showing all purchases,
sales, receipts and deliveries of Securities, the
date and price of each such purchase and sale, and
all debits and credits; (3) copies of confirmations
of all transactions effected for any such client
account client; and (4) a record for each Security in
which any such client has a position, including the
name of each such client having any interest in such
Security, the amount or interest of each such client,
and the location of each such Security


------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

For each client account for which the Company renders   Chief Compliance     2 years    3 years    5 years
investment supervisory or management service, to the    Officer
extent such information is reasonably available to or
obtainable by the Company, current (1) records
showing separately for each such client the
Securities purchased and sold and the date, amount
and price of each such purchase and sale; and (2) for
each Security in which any such client has a current
position, information from which the Company can
promptly furnish the name of each such client and the
current amount or interest of such client
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

A list or other record of all accounts over which the   Chief Compliance     2 years    3 years    5 years
Company has discretionary authority and copies of       Officer
powers of attorney or other evidence of such authority
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

All accounts, books, internal working papers, and any   Chief Compliance     2 years    3 years    5 years
other records or documents that are necessary to form   Officer
the basis for or demonstrate the calculation of the
performance or rate of return of any or all managed
accounts or Securities recommendations in any notice,
circular, advertisement, newspaper article,
investment letter, bulletin or other communication
that the Company circulates or distributes, directly
or indirectly, to 10 or more persons (other than
persons connected with the Company); provided,
however, that with respect to the performance of
managed accounts, the retention of all account
statements if they reflect all debits, credits and
other transactions in a client's account for the
period of the statement, and all worksheets necessary
to demonstrate the calculation of the performance or
rate of return of all managed accounts
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

A copy of each notice, circular, advertisement,         Chief Compliance     2 years    3 years    5 years
newspaper article, investment letter, bulletin or       Officer
other communication that the Company circulates or
distributes, directly or indirectly, to 10 or more
persons (other than persons connected with the
Company) and if such notice, circular, advertisement,
newspaper article, investment letter, bulletin or
other communication recommends the purchase or sale
of a specific Security and does not state the reasons
for such recommendation, a memorandum of the Company
indicating the reasons therefor.
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

A record of every transaction in a Security in which    Chief Compliance     2 years    3 years    5 years
the investment adviser or any Associated Person of      Officer
the Company has, or by reason of such transaction
acquires, any direct or indirect beneficial
ownership, except (i) transactions effected in any
account over which neither the Company nor any
Associated Person has any direct or indirect
influence or control; and (ii) transactions in
Securities which are direct obligations of the United
States.  Such record shall state the title and amount
of the Security involved; the date and nature of the
transaction (i.e., purchase, sale or other
acquisition or disposition); the price at which it
was effected; and the name of the broker, dealer or
bank with or through whom the transaction was
effected.  Such record may also contain a statement
declaring that the reporting or recording of any such
transaction shall not be construed as an admission
that the Company or Associated Person has any direct
or indirect beneficial ownership in the Security.  A
transaction shall be recorded not later than 10 days
after the end of the calendar quarter in which the
transaction was effected.
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

Originals of all written communications received and    Chief Compliance     2 years    3 years    5 years
copies of all written communications sent to            Officer
customers relating to (A) any recommendation made or
proposed to be made and any advice given or proposed
to be given, (B) any receipt, disbursement or
delivery of funds or Securities, or (C) the placing
or execution of any order to purchase or sell any
Security
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

A copy of Part II of Form ADV or other written          Chief Compliance     2 years    3 years    5 years
document containing the information in Part II and      Officer
any amendments thereto furnished each client or
prospective client and a record of the dates given or
offered to each client or prospective client
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

Certificate/Articles of Incorporation, By-Laws,         Chief Financial      Duration
corporate minutes and other corporate records, as       Officer              of
well as all back-up documentation in support of all                          Business
performance advertising data
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------

All written agreements entered into with any customer   Chief Compliance     2 years    3 years    5 years
                                                        Officer
------------------------------------------------------- -------------------- ------------------------------------------------------
------------------------------------------------------- -------------------- ------------------------------------------------------


Any of the foregoing books and records may be maintained by the Company in such manner that the identity of any client to whom the Company records investment supervisory services is indicated by numerical or alphabetical code or some similar designation.

                                     XVII-1

XVII. REPORTING REQUIREMENTS
      ----------------------

The Chief Compliance Officer is responsible for keeping current Form ADV as filed with the SEC. An amendment of Form ADV must be filed promptly when any of the information on the Form is changed.

The Chief Compliance Officer should file, within 90 days of the end of the Company's fiscal year, an amendment of Form ADV which shall contain the following:

    1.        Schedule  I,  which  will   determine  the  Company's   continuing
              eligibility for SEC registration;

    2.        A balance sheet per Item 14 of Part II of Form ADV;

    3. Any other information which has changed from that on file with the SEC; and

    3.        A manually-signed and notarized execution page.

                            EMPLOYEE'S ACKNOWLEDGMENT

I hereby acknowledge that I have received and will keep a copy of the Wafra Investment Advisory Group, Inc. Code of Ethics and Compliance Procedures and I have reviewed and agree to abide by them, including the provisions with respect to procedures to prohibit misuse of inside information.


Dated:
      -------------------------




                                Signature of Employee